                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                      INKINE PHARMACEUTICAL COMPANY, INC.

                                (Name of Issuer)

                         COMMON STOCK, $.0001 PAR VALUE

                         (Title of Class of Securities)

                                   457214 10 4

                                 (CUSIP Number)

                               DECEMBER 31, 1999

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               / / Rule 13d-1(b)
               / / Rule 13d-1(c)
               /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 19 pages

  CUSIP No. 457214 10 4                 13G                Page 2 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners II L.P.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /


------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

                             Page 2 of 19 pages

  CUSIP No. 457214 10 4                 13G                Page 3 of 19 pages







------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Adjunct) II L.P.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /


------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

                               Page 3 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 4 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (GS-Adjunct) II L.P.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /


------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
          SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

                               Page 4 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 5 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management II L.P.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

                               Page 5 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 6 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Bermuda) II Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

                               Page 6 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 7 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) II Limited Partnership

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- ------------------------------------------------------------------------

                               Page 7 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 8 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) II Ltd.

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

------- ------------------------------------------------------------------------

                               Page 8 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 9 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edmund M. Olivier

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

                               Page 9 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 10 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Cornelius T. Ryan

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /


------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

                               Page 10 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 11 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alan G. Walton

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

                               Page 11 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 12 of 19 pages


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS

        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jonathan J. Fleming

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) / /
                                                        (b) / /

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares

       NUMBER OF

                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER

      BENEFICIALLY

        OWNED BY                2,134,615 Shares

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

       REPORTING

         PERSON                 0 Shares

                          ----- ------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,134,615 Shares

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,615 Shares

------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /




------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%

------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- ------------------------------------------------------------------------

                               Page 12 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 13 of 19 pages


NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners II L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) II L.P., a Delaware limited partnership; (iii) Oxford Bioscience Partners (GS-Adjunct) II L.P., a Delaware limited partnership;
(iv) OBP Management II L.P., a Delaware limited partnership; (v) Oxford Bioscience Partners (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vii) OBP Management (Bermuda) II Ltd., a Bermuda company;
(viii) Edmund M. Olivier; (ix) Cornelius T. Ryan; (x) Alan G. Walton and (xi) Jonathan J. Fleming.

Item 1(a).    NAME OF ISSUER:  InKine Pharmaceutical Company, Inc.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              Sentry Park East, 1720 Walton Road, Blue Bell, Pennsylvania 19422

             ITEM 2(a)                            ITEM 2(b)                     ITEM 2(c)

                                                                           Citizenship or Place
       Name of Person Filing                       Address                    of Organization
       ---------------------                      ---------                --------------------

Oxford Bioscience Partners II L.P.    Oxford Bioscience Partners                Delaware
     ("OBP II")                       315 Post Road West
                                      Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners                Delaware
     (Adjunct) II L.P. ("OBP          315 Post Road West
     Adjunct II")                     Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners                Delaware
     (GS-Adjunct) II L.P. ("OBP       315 Post Road West
     GS-Adjunct II")                  Westport, CT 06880

OBP Management II L.P. ("OBP          Oxford Bioscience Partners                Delaware
     Management II") the general      315 Post Road West
     partner of OBP II, OBP Adjunct   Westport, CT 06880
     II and OBP GS-Adjunct II

Oxford Bioscience Partners            Richmond House                            Bermuda
     (Bermuda) II Limited             Par-la-Ville Road
     Partnership ("OBP Bermuda II")   Hamilton, Bermuda

OBP Management (Bermuda) II Limited   Richmond House                            Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda II"), the general        Hamilton, Bermuda
     partner of OBP Bermuda II

                               Page 13 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 14 of 19 pages

OBP Management (Bermuda) II Ltd.      Richmond House                            Bermuda
     ("OBP Bermuda II Ltd."), the     Par-la-Ville Road
     corporate general partner of     Hamilton, Bermuda
     OBP Management Bermuda II

Edmund M. Olivier, a general          Oxford Bioscience Partners                United States
     partner of OBP Management II     650 Town Center Drive
     and OBP Management Bermuda II    Costa Mesa, California  92626

Cornelius T. Ryan, a general          Oxford Bioscience Partners                United States
     partner of OBP Management II     315 Post Road West
     and OBP Management Bermuda II    Westport, CT 06880

Alan G. Walton, a general partner     Oxford Bioscience Partners                United States
     of OBP Management II and OBP     315 Post Road West
     Management Bermuda II            Westport, CT 06880

Jonathan J. Fleming, a general        Oxford Bioscience Partners                United States
     partner of OBP Management II     31 St. James Avenue, Suite 905
     and OBP Management Bermuda II    Boston, MA 02116


Item 2(d).      TITLE OF CLASS OF SECURITIES:  Common Stock, $.0001 par value.

Item 2(e).      CUSIP NUMBER:  457 214 10 4
                ------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

                (a)   / /      Broker or Dealer registered under Section 15 of
                               the Securities Exchange Act of 1934 (the "Act").

                (b)   / /      Bank as defined in Section 3(a)(6) of the Act.

                (c)   / /      Insurance Company as defined in Section 3(a)(19)
                               of the Act.

                (d)   / /      Investment Company registered under Section 8 of
                               the Investment Company Act of 1940.

                (e)   / /      An Investment Adviser in accordance with Rule
                               13d-1(b)(i)(ii)(E) of the Act.

                (f)   / /      Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see
                               Rule 13d-1(b)(1)(ii)(F) of the Act.

                (g)   / /      Parent Holding Company or control person, in
                               accordance with Rule 13d-1(b)(ii)(G) of the Act.

                (h)   / /      A savings association as defined in Section 3(b)
                               of the Federal Deposit Insurance Act.

                (i)   / /      A church plan that is excluded from the
                               definition of investment company under Section
                               3(c)(14) of the Investment Company Act of 1940.

                               Page 14 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 15 of 19 pages


                (j)   / /      Group, in accordance with
                               Rule 13d-1(b)(1)(ii)(J) of the Act.

                None of the above.

Item 4.         OWNERSHIP.

               (a) Amount Beneficially Owned: As of December 31, 1999, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                  OBP II:                              1,220,189 Shares
                  OBP Adjunct II:                      0 Shares
                  OBP GS-Adjunct II:                   0 Shares
                  OBP Management II:                   0 Shares
                  OBP Bermuda II:                      914,426 Shares
                  OBP Management Bermuda II:           0 Shares
                  OBP Bermuda II Ltd.:                 0 Shares
                  Mr. Olivier:                         0 Shares
                  Mr. Ryan:                            0 Shares
                  Mr. Walton:                          0 Shares
                  Mr. Fleming:                         0 Shares

                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management II (as the general partner of OBP II, OBP Adjunct II and OBP GS-Adjunct II) and OBP Management Bermuda II (as the general partner of OBP Bermuda II) may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. OBP Bermuda II Ltd., as the corporate general partner of OBP Management Bermuda II, may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II. Messrs. Ryan, Walton, Olivier and Fleming are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct II, and OBP GS-Adjunct II, and OBP Management Bermuda II, the general partner of OBP Bermuda II. Therefore, each of Messrs. Ryan, Walton, Olivier and Fleming, the general partners of OBP Management II and OBP Management Bermuda II, may be deemed to own beneficially the shares held by OBP II and OBP Bermuda II.

                (b) Percent of Class:

                  OBP II:                               8.3%
                  OBP Adjunct II:                       8.3%
                  OBP GS-Adjunct II:                    8.3%
                  OBP Management II:                    8.3%
                  OBP Bermuda II:                       8.3%
                  OBP Management Bermuda II:            8.3%
                  OBP Bermuda II Ltd.:                  8.3%
                  Mr. Olivier:                          8.3%
                  Mr. Ryan:                             8.3%
                  Mr. Walton:                           8.3%
                  Mr. Fleming:                          8.3%


                The foregoing percentages are calculated based on the 25,730,294 shares of Common Stock reported to be outstanding as of November 12, 1999 in the Quarterly Report on Form 10-Q of InKine Pharmaceutical Company, Inc. for the quarter ended September 30, 1999, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c) Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:

                               Page 15 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 16 of 19 pages


                OBP II:                                    0 Shares
                OBP Adjunct II:                            0 Shares
                OBP GS-Adjunct II:                         0 Shares
                OBP Management II:                         0 Shares
                OBP Bermuda II:                            0 Shares
                OBP Management Bermuda II:                 0 Shares
                OBP Bermuda II Ltd.:                       0 Shares
                Mr. Olivier:                               0 Shares
                Mr. Ryan:                                  0 Shares
                Mr. Walton:                                0 Shares
                Mr. Fleming:                               0 Shares


                (ii) shared power to vote or to direct the vote:

                OBP II:                                    2,134,615 Shares
                OBP Adjunct II:                            2,134,615 Shares
                OBP GS-Adjunct II:                         2,134,615 Shares
                OBP Management II:                         2,134,615 Shares
                OBP Bermuda II:                            2,134,615 Shares
                OBP Management Bermuda II:                 2,134,615 Shares
                OBP Bermuda II Ltd.:                       2,134,615 Shares
                Mr. Olivier:                               2,134,615 Shares
                Mr. Ryan:                                  2,134,615 Shares
                Mr. Walton:                                2,134,615 Shares
                Mr. Fleming:                               2,134,615 Shares

                (iii) sole power to dispose or to direct the disposition of:

                OBP II:                                    0 Shares
                OBP Adjunct II:                            0 Shares
                OBP GS-Adjunct II:                         0 Shares
                OBP Management II:                         0 Shares
                OBP Bermuda II:                            0 Shares
                OBP Management Bermuda II:                 0 Shares
                OBP Bermuda II Ltd.:                       0 Shares
                Mr. Olivier:                               0 Shares
                Mr. Ryan:                                  0 Shares
                Mr. Walton:                                0 Shares
                Mr. Fleming:                               0 Shares

                (iv) shared power to dispose or to direct the disposition of:

                OBP II:                                    2,134,615 Shares
                OBP Adjunct II:                            2,134,615 Shares
                OBP GS-Adjunct II:                         2,134,615 Shares
                OBP Management II:                         2,134,615 Shares
                OBP Bermuda II:                            2,134,615 Shares
                OBP Management Bermuda II:                 2,134,615 Shares
                OBP Bermuda II Ltd.:                       2,134,615 Shares
                Mr. Olivier:                               2,134,615 Shares
                Mr. Ryan:                                  2,134,615 Shares
                Mr. Walton:                                2,134,615 Shares
                Mr. Fleming:                               2,134,615 Shares

                               Page 16 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 17 of 19 pages

               Each of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaims beneficial ownership of any shares of Common Stock of InKine Pharmaceutical Company, Inc., except any shares held directly of record.

Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable. OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd., Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

Item 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

Item 10.       CERTIFICATION.

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                               Page 17 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 18 of 19 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1 to our initial Schedule 13G filing.

Dated:   February 3, 2000

                  OXFORD BIOSCIENCE PARTNERS II L.P.

                  By:  OBP Management II L.P., its general partner

                       By: /S/ JONATHAN J. FLEMING
                          ---------------------------------
                       Jonathan J. Fleming
                        General Partner

                  OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                  By:  OBP Management II L.P., its general partner

                       By: /S/ JONATHAN J. FLEMING
                          ---------------------------------
                       Jonathan J. Fleming
                       General Partner

                  OXFORD BIOSCIENCE PARTNERS
                  (GS - ADJUNCT) II L.P.

                  By:  OBP Management II L.P., its general partner

                       By: /S/ JONATHAN J. FLEMING
                          ---------------------------------
                       Jonathan J. Fleming
                       General Partner

                  OBP MANAGEMENT II L.P.

                       By: /S/ JONATHAN J. FLEMING
                          ---------------------------------
                       Jonathan J. Fleming
                       General Partner

                  OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                  By: OBP Management (Bermuda) II Limited Partnership, its general partner

                       By: /S/ JONATHAN J. FLEMING
                          ---------------------------------
                       Jonathan J. Fleming
                       General Partner


                               Page 18 of 19 pages

 CUSIP No. 457214 10 4                 13G                Page 19 of 19 pages

            OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

            By:  OBP Management (Bermuda) II Ltd., its general partner

                 By: /S/ JONATHAN J. FLEMING
                    ---------------------------------
                 Jonathan J. Fleming
                 Director

            OBP MANAGEMENT (BERMUDA) II LTD.

                 By: /S/ JONATHAN J. FLEMING
                    ---------------------------------
                 Jonathan J. Fleming
                 Director

            /S/ CORNELIUS T. RYAN
           ---------------------------------
            Cornelius T. Ryan

            /S/ ALAN G. WALTON
           ---------------------------------
            Alan G. Walton

            /S/ EDMUND M. OLIVIER
           ---------------------------------
            Edmund M. Olivier

            /S/ JONATHAN J. FLEMING
           ---------------------------------
            Jonathan J. Fleming

                               Page 19 of 19 pages


ROSEN6178/6.924797-1